ASSIGNMENT AND ASSUMPTION AGREEMENT

        This Agreement (hereinafter referred as the "Assignment") is made effective as of January 1, 2010, by and between JPMorgan
Investment Advisors Inc. (formerly, Banc One Investment Advisors
Corporation) ("JPMIA), J.P. Morgan Investment Management, Inc.
("JPMIM") and The Variable Annuity Life Insurance Company, a
Texas corporation ("VALIC").

	WHEREAS, JPMIA entered into that certain Investment
Sub-Advisory Agreement, dated as of January 1, 2002 (the
"Agreement"), with VALIC that designates JPMIA as the sub-adviser for the VALIC Company II Small Cap Value Fund, as listed on Schedule A hereto (the "Fund") to JPMIM; and

	WHEREAS, the assignment of the Agreement by JPMIA to JPMIM pursuant to this Assignment will not result in (a) a change of control or management of the sub-adviser to the Fund, (b) a material change in the nature or the level of actual investment advisory and administrative services provided to the Fund, or (c) a change in the investment management personnel who manage the Fund, and, therefore, is not an assignment for purposes of Section 15(a)(4) of the Investment Company Act of 1940, as amended (the "1940 Act").

	NOW, THEREFORE, IN CONSIDERATION of the
mutual promises and agreements herein contained, the parties to this Assignment agree as follows:

	1.	Effective January 1, 2010, JPMIM hereby assumes
all rights, obligations, responsibilities, and liabilities of JPMIA under the Agreement that relate to the Fund.

	2.	Effective January 1, 2010, JPMIA is hereby released
from all of its obligations, responsibilities and liabilities under the Agreement that relate to the Fund.

	3.	Effective January 1, 2010, the Agreement, as it
relates to the Fund, shall have the same force and effect as if such Agreement were executed by JPMIM.

        4.	JPMIA and JPMIM together represent and warrant
that this Assignment will not constitute an "assignment" within the meaning of the 1940 Act

        5.	JPMIA represents and warrants that it possesses the
requisite power and authority to enter into and perform its obligations under this Assignment. JPMIM represents and warrants that it possesses the requisite power and authority to enter into and perform its obligations under this Assignment, and that it is registered with the U.S. Securities and Exchange Commission as an investment adviser pursuant to the Investment Advisers Act of 1940.

        6.	VALIC hereby consents to this Assignment.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their respective duly authorized officers as of the effective date above written.

JPMorgan Investment Advisors Inc.			The
Variable Annuity Life Insurance Company


By:	/S/ KATHLEEN BARABAS			By:	/S/
KURT  BERNLOHR
Name:	Kathleen Barabas				Name:
	Kurt Bernlohr
Title:	Vice President					Title:
	Senior Vice President

J.P. Morgan Investment Management Inc.


By:	/S/ SCOTT MORITZ
Name:	Scott Moritz
Title:	Vice President
Schedule A
to
Assignment and Assumption Agreement dated January 1, 2010

Fund:
Small Cap Value Fund